Exhibit to Accompany
Item 77J
Form N-SAR

Green Century Equity Fund
(the "Fund")


According to the provisions of
Statement of Position 93 - 2
(SOP 93 - 2) "Determination,
Disclosure and Financial Statement
Presentation of Income, Capital
Gain and Return of Capital
Distributions by Investment
Companies," the Fund is required
to report the accumulated net
investment income (loss) and
accumulated net capital gain (loss)
accounts to approximate amounts
available for future distributions
on a tax basis (or to offset future
realized capital gains).  As a result,
the Fund has reclassified paid-in
capital by $111,329 to decrease net
investment loss for the six months
ended January 31, 2001.

This reclassification has no
impact on the net asset value
of the Fund and is designed
to present the Fund's capital
account on a tax basis.